Exhibit 99.1

Independent Auditor’s Report

General Partner

Oilfield Water Lines, LP

Dallas, Texas

We have audited the accompanying consolidated financial statements of Oilfield Water Lines, LP and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statements of operations, changes in partners’ capital, and cash flows for the period from inception (August 6, 2012) to December 31, 2012, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oilfield Water Lines, LP and its subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for the period from inception (August 6, 2012) to December 31, 2012 in accordance with accounting principles generally accepted in the United States of America.

Basis of Presentation

As discussed in Note 10, the operating subsidiaries of Oilfield Water Lines, LP, were sold on August 2, 2013.

/s/ BDO USA, LLP

Dallas, Texas

September 27, 2013

Oilfield Water Lines, LP

Consolidated Balance Sheet

December 31, 2012

Assets
Current assets
Cash and cash equivalents	$3,853,865
Accounts receivable - trade	3,834,236
Prepaid expenses and other	323,158

Total current assets	8,011,259

Property and equipment, net	23,386,066
Goodwill	18,682,609
Other assets	325,749

Total assets	$50,405,683

Liabilities and Capital
Current liabilities
Accounts payable - trade	$4,333,007
Insurance notes payable	248,714
Accrued expenses	425,776
Related party debt	1,676,357

Total current liabilities	6,683,854

Commitments and contingencies (Note 8)

Capital
General partner (0.1%)	19,466
Limited partners (99.9%)	37,369,386

Total partners’ capital	37,388,852

Non-controlling interests	6,332,977

Total capital	43,721,829

Total liabilities and capital	$50,405,683

The accompanying notes are an integral part of these consolidated financial statements.

Oilfield Water Lines, LP

Consolidated Statement of Operations

Period from inception (August 6, 2012) to December 31, 2012

Revenues
Crude oil sales	$4,337,774
Water disposal services	1,338,726

Total revenues	5,676,500

Expenses
Well servicing	1,614,710
General and administrative	429,881
Acquisition transaction costs	328,509
Depreciation and amortization	269,239

Total expenses	2,642,339

Operating income	3,034,161

Other expense
Interest expense	(17)
Interest expense - related party	(176,357)
Interest expense - non-controlling interest	(4,750,000)

Total other expense	(4,926,374)

Loss before income taxes	(1,892,213)

Provision for income taxes	(34,368)

Net loss	(1,926,581)

Net income attributable to non-controlling interest	936,477

Net loss attributable to partners	$(2,863,058)

The accompanying notes are an integral part of these consolidated financial statements.

Oilfield Water Lines, LP

Consolidated Statement of Changes in Partners’ Capital

	General Partner	Limited Partners	Non- Controlling Interest	Total Equity

Balance at inception (August 6, 2012)	$—	$—	$—	$—

Contributions	22,330	41,306,056	—	41,328,386

Purchase of non-controlling interest	—	—	6,660,000	6,660,000

Distributions	—	(1,076,476)	(1,263,500)	(2,339,976)

Net (loss) income	(2,864)	(2,860,194)	936,477	(1,926,581)

Balance at December 31, 2012	$19,466	$37,369,386	$6,332,977	$43,721,829

The accompanying notes are an integral part of these consolidated financial statements.

Oilfield Water Lines, LP

Consolidated Statement of Cash Flows

Period from inception (August 6, 2012) to December 31, 2012

Cash flows from operating activities
Net loss	$(1,926,581)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	269,239
Interest expense - non-controlling interest	4,750,000
Changes in operating assets and liabilities, net of amounts acquired in acquisitions:
Accounts receivable	(930,696)
Prepaid expenses and other current assets	(32,622)
Other assets	(325,749)
Accounts payable - trade	3,412,861
Accrued expenses and other liabilities	279,332
Related party debt	176,357

Net cash provided by operating activities	5,672,141

Cash flows from investing activities
Purchases of property and equipment	(7,308,995)
Acquisitions of subsidiaries, net of cash acquired	(24,987,691)

Net cash used by investing activities	(32,296,686)

Cash flows from financing activities
Payments on acquisition debt	(8,510,000)
Contributions from partners	41,328,386
Distributions to non-controlling interests	(1,263,500)
Withdrawals by partners	(1,076,476)

Net cash provided by financing activities	30,478,410

Net increase in cash and cash equivalents	3,853,865

Cash and cash equivalents
Beginning of period	—

End of period	$3,853,865

The accompanying notes are an integral part of these consolidated financial statements.

Oilfield Water Lines, LP

Notes to Consolidated Financial Statements

1. Organization and Nature of Business

Oilfield Water Lines, LP (the “Partnership”) is a Texas Limited Partnership formed on August 6, 2012.  The Partnership is engaged in the water services and hauling businesses, the assets of which primarily include water treatment and disposal facilities, trucks and trailers.

The general partner of the Partnership is Oilfield Water Lines GP, LLC.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The Partnership’s consolidated financial statements as of December 31, 2012 include the accounts of Oilfield Water Lines, LP and its controlled subsidiaries, which are HR OWL, LLC, OWL Operating, LLC, OWL Pearsall SWD, LLC, OWL Karnes SWD, LLC, OWL Cotulla SWD, LLC, OWL Nixon SWD, LLC, OWL Lotus, LLC and Lotus Oilfield Services, LLC.  All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of the Partnership’s assets, liabilities, revenues, expenses and costs. These estimates are based on management’s knowledge of current events, historical experience, and various other assumptions that it believes to be reasonable under the circumstances.

Critical estimates management makes in the preparation of the Partnership’s consolidated financial statements include the collectability of accounts receivable, estimates of useful lives and recoverability of property, plant and equipment, valuation of goodwill and accruals for various commitments and contingencies, among others. Although management believes these estimates are reasonable, actual results could differ from these estimates.

Revenue Recognition

The Partnership generates revenues from the gathering, hauling, treatment, and disposal of wastewater generated from oil and natural gas production operations, and from the sale of recovered hydrocarbons.

The Partnership generally recognizes revenue when the customer takes ownership or assumes the risk of loss; collection of the relevant receivable is probable, persuasive evidence of arrangement exists; and the transaction price is fixed or determinable.

The Partnership records revenues from crude oil sales at the time title to the product transfers to the purchaser, which typically occurs upon receipt of the product by the purchaser. The Partnership records water disposal revenues at the time the services are performed, which is upon receipt of the wastewater at the Partnership’s disposal facilities.

Oilfield Water Lines, LP

Notes to Consolidated Financial Statements

The Partnership recognizes revenue upon completion of hauling services, provided collection of the relevant receivables is probable, persuasive evidence of an arrangement exists, and the price is fixed or determinable.

Cash and Cash Equivalents

The Partnership considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

The Partnership grants unsecured credit to customers under normal industry standards and terms and evaluates each customer’s creditworthiness as well as general economic conditions. An allowance for doubtful accounts is established, if necessary, based on management’s assessment of the collectability of customer accounts, which assessment considers the overall creditworthiness of customers and any specific disputes. There were no allowances for doubtful accounts as of December 31, 2012.

Property and Equipment

Property and equipment are recorded at cost.  Improvements or betterments that extend the useful life of the assets are capitalized.  Expenditures for maintenance and repairs are charged to expense when incurred.  The costs of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the period of disposal. Gains or losses resulting from property disposals are credited or charged to operations currently.  Depreciation is recorded using the straight-line method over the estimated useful lives of the assets.

Goodwill

Goodwill represents the excess of cost over the fair value of net assets of acquired businesses. Goodwill is not amortized, but instead the Partnership evaluates goodwill for impairment annually, or more often if events or circumstances indicate that the asset might be impaired.

Impairments of Long-Lived Assets

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 360 “Property, Plant and Equipment”, long-lived assets, such as property and equipment and finite-lived intangibles subject to amortization, are reviewed for impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of such assets to estimated undiscounted future cash flows expected to be generated by the assets. Expected future cash flows and carrying values are aggregated at their lowest identifiable level.  If the carrying amount of such assets exceeds their estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of such assets exceeds the fair value of the assets. The Partnership evaluated its asset group in accordance with ASC 360 for the year ended December 31, 2012 and concluded that no impairment of long-lived assets existed.

Oilfield Water Lines, LP

Notes to Consolidated Financial Statements

Non-Controlling Interests

The Partnership has four consolidated subsidiaries in which outside parties own interests. The Partnership’s ownership interests in these subsidiaries range from 74% to 75%. The non-controlling interest shown in the Partnership’s consolidated financial statements represents the other owners’ interests in these entities.

Environmental

The Partnership is subject to extensive federal, state, and local environmental laws and regulations.  These laws regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the adverse environmental effects of the disposal or release of petroleum or chemical substances at various sites.  Environmental expenditures are expensed or capitalized depending on their future economic benefit.  Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed.  Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated.

The Partnership may be subject to removal and restoration costs upon retirement of its facilities.  Management is currently unable to predict when, or if, these facilities will become obsolete and require restoration.  Accordingly, no provision for this liability has been made in these financial statements as both the amount and timing of such potential future costs are indeterminable.

Income Tax

The Partnership is not subject to federal income taxes; instead, the taxable earnings or losses of the Partnership are reported by the Partners in their separate income tax returns. Accordingly, no provision for federal income taxes has been made in these financial statements.  The Partnership is subject to the Texas margin tax, and a provision for this expense is included in the statement of operations.

The Partnership recognizes uncertain tax positions only if it is “more likely than not” that the position is sustainable, based solely on its technical merits and consideration of the relevant taxing authority’s widely understood administrative practices and precedents.  The Partnership has evaluated tax positions taken or expected to be taken in the course of preparing the Partnership’s tax returns to determine whether the tax positions are more likely than not to be sustained by the applicable tax authority.  Based on this analysis, all material tax positions were deemed to meet a more likely than not threshold.  Therefore, no tax expense, including any interest and penalties, was recorded in the current period.  All tax years since inception of the Partnership (August 6, 2012) remain open.

Comprehensive Income

Comprehensive income is defined as a change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources and includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Partnership has no items of comprehensive income other than net income in any period presented. Therefore, net income as presented in the consolidated statement of operations equals comprehensive income.

Oilfield Water Lines, LP

Notes to Consolidated Financial Statements

3. Acquisitions

On August 28, 2012, the Partnership acquired a 74% interest in OWL Pearsall SWD, LLC, a Limited Liability Company formed to own the operating assets, contracts and proprietary information of a water services business operating in South Texas.

The fair values of the assets acquired are summarized below:

Saltwater disposal well	$4,500,000
Permits	550,000
Goodwill	10,950,000

Fair value of assets acquired	16,000,000
Non-controlling interest	(4,160,000)
Acquisition debt	(3,760,000)

Consideration paid	$8,080,000

On August 28, 2012 the Partnership paid cash of $8,080,000 and had a fixed obligation to the sellers in the amount of $3,760,000. The Partnership also paid $203,986 in transaction costs associated with the acquisition.

In December 2012, the fixed obligation of $3,760,000 was renegotiated, and the Partnership paid $8,510,000 to settle the obligation.  The $4,750,000 difference between the liability recorded at the acquisition date and the amount ultimately paid to settle the liability is reported as “interest expense — non-controlling interest” in the Partnership’s consolidated statement of operations.  The Partnership also incurred and accrued $176,357 of interest expense related to this obligation, which is reported within “interest expense — related party” in the Partnership’s consolidated statement of operations.

Goodwill represents the excess of the consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities. Goodwill primarily represents the value of synergies between the acquired entity and the Partnership and the acquired assembled workforce.

On December 4, 2012, the Partnership purchased a 75% interest in OWL Karnes SWD, LLC, a Limited Liability Company formed to own the operating assets, contracts and proprietary information of a water services business operating in South Texas.  The Partnership paid $7,500,000 cash for the ownership interest and paid $53,776 in transaction costs associated with the acquisition.

Oilfield Water Lines, LP

Notes to Consolidated Financial Statements

The fair values of the assets acquired are summarized below:

Saltwater disposal well	$5,500,000
Permits	550,000
Real estate	64,440
Goodwill	3,885,560

Fair value of assets acquired	10,000,000
Non-controlling interest	(2,500,000)

Consideration paid	$7,500,000

Goodwill represents the excess of the consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities. Goodwill primarily represents the value of synergies between the acquired entity and the Partnership and the acquired assembled workforce.

On December 27, 2012 the Partnership purchased all of the ownership interest in Lotus Oilfield Services, LLC, a company engaged in the wastewater hauling business, in South Texas for approximately $11,000,000 cash, inclusive of $1,500,000 of acquisition related debt.  The Partnership paid $70,747 in transaction costs associated with the acquisition.

The fair values of the assets acquired and liabilities assumed are summarized below:

Accounts receivable	$2,903,540
Property and equipment	5,181,870
Other current assets	41,822
Goodwill	3,847,049
Accounts payable	(920,146)
Other current liabilities	(146,444)

Fair value of net assets acquired	10,907,691
Note payable to related party (see Note 6)	(1,500,000)

Consideration paid	$9,407,691

Goodwill represents the excess of the consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities. Goodwill primarily represents the value of synergies between the acquired entity and the Partnership and the acquired assembled workforce.

Fair Value Methodology

FASB ASC 805-20-30-1 “Business Combinations — Related Issues” states that “The acquirer shall measure the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at their acquisition-date fair values.” The determination of fair value in a business combination must be consistent with the definition of fair value and the fair value measurement principles described in FASB ASC 820 “Fair Value Measurement and Disclosures.”

Below is a discussion of the methodology the Partnership used to calculate the fair values for the identifiable assets acquired and liabilities assumed.

Oilfield Water Lines, LP

Notes to Consolidated Financial Statements

Saltwater Disposal Well and Property Plant and Equipment

In arriving at the fair value, the Partnership utilized the cost approach using a replacement cost adjusted for various forms of depreciation.

Permits

The Partnership utilized a market approach based on recent transactions in the Eagle Ford Shale.

Real Estate

The Partnership valued real estate acquired using the market approach based on prior acquisitions on a per-acre basis.

Other Assets and Liabilities

The remaining assets and liabilities acquired are short-term in nature and their carrying values represent fair values at acquisition date.

4. Property and Equipment

Property and equipment at December 31, 2012 consist of the following:

	Estimated Life	Book Value

Disposal wells	2 - 30 years	$16,245,158
Logistics equipment	2 - 7 years	5,181,869
Building, furniture and improvements	2 - 30 years	532,546
Software	3 years	24,870
Permits and bonds		1,125,000
Land		545,862

		23,655,305
Accumulated depreciation		(269,239)

		$23,386,066

5. Accrued Expenses

Accrued expenses at December 31, 2012 consist of the following:

Accrued wages	$165,065
Accrued income taxes	34,368
Accrued acquisition costs	139,854
Other accrued expenses	86,489

Total accrued expenses	$425,776

Oilfield Water Lines, LP

Notes to Consolidated Financial Statements

6. Related Party Debt

Related party debt at December 31, 2012 consisted of the following:

Related party note payable and interest	$1,500,000
Related party accrued interest payable	176,357

$1,676,357

Related party debt is payable in installments through December 27, 2013. The note bears interest at a rate of 6% per annum.

7.              Related Party Transactions

The Partnership enters into transactions with related parties in the normal course of business. Related party balances result from transactions with related parties.

During the period from inception (August 6, 2012) to December 31, 2012, the Partnership paid $574,000 to related parties for reimbursement of expenses paid by related parties, chemicals, equipment rental, disposal fees and other operating and miscellaneous costs. Sales to related parties totaled $268,000 for the period from inception (August 6, 2012) to December 31, 2012.

On December 5, 2012, the Partnership paid $8,510,000 to satisfy acquisition debt of $3,760,000.  Accordingly, a charge of $4,750,000 was recorded as additional interest expense on the consolidated statement of operations.  This amount excludes $176,357 of accrued interest associated with the note payable to a related party as of December 31, 2012.

Management Agreement

Included in the Partnership’s Limited Partnership Agreement are provisions for a fee to be paid to its general partner for management expenses and overhead expenses. The fees are not to exceed $50,000 per month or 10% of distributable cash flow.

8.              Commitments and Contingencies

Concentrations of Credit Risk

Financial instruments which subject the Partnership to credit risk consist primarily of cash balances maintained in excess of federal depository insurance limits and trade receivables. All of the Partnership’s non-interest bearing cash balances were fully insured at December 31, 2012 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning in 2013, insurance coverage reverted to $250,000 per depositor at each financial institution, and the Partnership’s cash balances may again exceed federally insured limits.

The Partnership’s customer base consists primarily of oil and natural gas producers. The Partnership does not require collateral on its trade receivables. For the year ended December 31,

Oilfield Water Lines, LP

Notes to Consolidated Financial Statements

2012, one customer accounted for 76% of total revenues. There were no other customers that amounted to 10% or more of total revenues.

Trade accounts receivable are from companies within the oil and natural gas industry and, as such, the Partnership is exposed to normal industry credit risks. As of December 31, 2012, two customers constituted 20% and 14% of total accounts receivable, respectively. There were no other customers that amounted to 10% or more of total accounts receivable balance at December 31, 2012.

Risk and Uncertainties

As an independent oilfield services contractor that provides hauling services to oil and natural gas companies in Texas, the Partnership’s revenue, profitability, cash flows and future rate of growth are substantially dependent on its ability to (1) maintain adequate equipment utilization, (2) maintain adequate pricing for the services it provides, and (3) maintain a trained work force. Failure to do so could adversely affect the Partnership’s financial position, results of operations, and cash flows.

Because the Partnership’s revenues are generated primarily from customers who are subject to the same factors generally impacting the oil and natural gas industry, the Partnership’s operations are also susceptible to market volatility resulting from economic, cyclical, weather related, or other factors related to the industry. Changes in the level of operating and capital spending in the industry, decreases in oil and natural gas prices, or industry perception about future oil and natural gas prices could materially decrease the demand for the Partnership’s services, adversely affecting its financial position, results of operations and cash flows.

Employment Agreement

On December 27, 2012 the Partnership entered into an employment agreement with the president of its water hauling subsidiary. The agreement has a term of two years and is renewable for an additional year on its annual anniversary, without prior written notice of intent to cancel. Included in the agreement is a provision for monthly bonuses paid to the employee based on net profits of the subsidiary and net profits of water disposal subsidiaries.

Management Agreement

Included in the Partnership’s Limited Partnership Agreement dated August 31, 2012 are provisions for a fee to be paid to its general partner for management and overhead expenses. The fees are not to exceed $50,000 per month or 10% of distributable cash flow.

Litigation

The Partnership is subject to various other claims and legal actions that arise in the ordinary course of business. Management does not believe that any of these claims and actions, individually or in the aggregate, will have a material adverse effect on the Partnership’s business, financial condition, results of operations, or cash flows, although management cannot guarantee that a material adverse effect will not occur.

Oilfield Water Lines, LP

Notes to Consolidated Financial Statements

Capital Commitments

On August 31, 2012, a Limited Liability Company in which the Partnership owns a 75% interest was formed for the purpose of developing a water disposal facility in South Texas. Included in the Limited Liability Company Agreement is a provision to provide a carried interest to a related party in the amount of 25% of the first $5,000,000 in return for services rendered and to be rendered in the drilling of the disposal well. On December 27, 2012, a Limited Liability Company in which the Partnership owns 75% was formed for the purpose of developing a water disposal facility in South Texas. Included in the Limited Liability Company Agreement is a provision to provide a carried interest to a related party in the amount of 25% of the first $5,000,000 in return for services rendered and to be rendered in the drilling of the disposal well.

9. Supplemental Cash Flow Information

Period From inception (August 6, 2012) to December 31, 2012

Cash paid for
Interest	$17

Supplemental schedule of non-cash investing and financing activities
Financing of insurance notes	$248,714

10. Subsequent Events

On August 2, 2013, NGL Energy Partners LP acquired all of the operating subsidiaries of Oilfield Water Lines, LP for 2,463,287 common units and $168 million in cash, plus net working capital.

The agreement with NGL Energy Partners LP includes a provision whereby the purchase price may be increased if certain performance targets are achieved. If the acquired assets generate Adjusted EBITDA, as defined in the agreement, in excess of $40 million on an annualized basis during any one of the six months following the acquisition, the purchase price will be increased by six times the amount by which this annualized target is exceeded. The maximum potential increase to the purchase price under this provision is $60 million.

The Partnership has evaluated subsequent events through September 27, 2013, the date the financial statements were available for issuance.